EXHIBIT 3 (c)

          Selling  Agreement  between  AIG  Life  Insurance  Company,   American
          International Life Assurance Company of New York and AIG Equity Sales Corporation, dated October 1998

                                SELLING AGREEMENT

THIS AGREEMENT is by and among AIG Life Insurance Company, American International Life Assurance Company of New York (individually or collectively, as the context may require, the "AIG Life Companies"), AIG Equity Sales Corp. ("AIGESC") and ________________________________________ ("Dealer")

AIGESC, a dealer registered with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 ("Exchange Act") and a member of the National Association of Securities Dealers, Inc. ("NASD"), has been authorized to act as the principal underwriter of certain variable life policies and variable annuities (the "Policies") issued by the AIG Life Companies.

The   parties   desire   that   Dealer   and  its   registered   representatives
("Representatives") be authorized to offer and sell the Policies to the general public subject to the terms and conditions of this Agreement.

                                    ARTICLE I

                                  AUTHORIZATION

1. Dealer is hereby authorized to sell the Policies identified in Schedule A to the Agreement in the states where the Policies are approved for sale and in which Dealer is properly licensed.

2. Dealer is an independent contractor and nothing in this Agreement shall be construed to create any other relationship among the parties.

3. Dealer shall have no exclusive territory for the sale of Policies.

                                   ARTICLE II

                                    LICENSING

1. Dealer represents that it is, and during the term of this Agreement will remain, registered as a broker-dealer under the Exchange Act, a member of the NASD, and, properly registered or licensed to conduct a securities business in each state or jurisdiction where it offers the Policies.

2. Dealer represents that it or an affiliated entity is, and during the term of this Agreement will remain, properly licensed under the insurance laws in each state or jurisdiction where it offers the Policies.

3. Dealer represents that it will not permit the Policies to be offered except by Representatives who are also properly licensed as agents under applicable insurance laws. Dealer will assist the AIG Life Companies in the appointment of Representatives as agents.

                                   ARTICLE III

                         SALES PRACTICES AND COMPLIANCE

1. The solicitation, offer and sale of the Policies by Dealer and its Representatives shall be undertaken only in accordance with all applicable laws, rules and regulations. Dealer shall fully comply with requirements of the NASD, Exchange Act, the Securities Act of 1933, the Investment Company Act of 1940 and all other applicable federal or state laws governing the activities of Dealer regarding the Policies.

2. Dealer agrees to establish such rules and procedures as required to ensure diligent supervision of the sales practices and conduct of its Representatives.

3. In the event that Dealer terminates a Representative, Dealer shall take whatever action is necessary to terminate the sales activities of such Representative regarding the Policies and notify the AIG Life Companies and AIGESC in writing immediately.

4. Dealer shall have full responsibility for the training and supervision of all Representatives associated with Dealer who are engaged in the sale of the Policies. Dealer shall instruct such Representatives to limit solicitations of the Policies to jurisdictions where the AIG Life Companies have authorized such activities.

5. Dealer shall be responsible for maintaining in good order and in accordance with applicable laws, rules and regulations all books, records and accounts relating to the sale of the Policies and any other related business transacted on behalf of AIGESC and the AIG Life Companies. All such books, records and accounts shall be available for inspection by the AIG Life Companies upon request.

6. Dealer agrees that it will take reasonable steps to determine if any employee or Representative of Dealer has ever been convicted of any criminal felony involving dishonesty or breach of trust or a violation of 18 U.S.C. ss.1033. Further, Dealer will not willfully permit any person if so convicted to engage in the business of insurance as defined in 18 U.S.C. ss.1033.

                                   ARTICLE IV

                            APPLICATIONS AND PREMIUMS

1. All applications for the Policies shall be made on such forms as authorized by the AIG Life Companies.

2. The AIG Life Companies retain the unconditional right to reject any application for a Policy.

3. Premiums collected by Dealer shall be remitted immediately to the appropriate AIG Life Company. No payment will be deemed received by the AIG Life Companies until actually received by them.

4. Dealer agrees that it and its Representatives:

     i) Shall not solicit applications for the Policies without delivering to the applicant the appropriate prospectuses;

     ii) Shall have authority to alter, modify, waive or change any of the terms, rates, charges or conditions of the Policies; and

     iii) Shall deliver Policies in accordance with the AIG Life Companies rules and regulations then in effect.

                                    ARTICLE V

                                 SALES MATERIALS

The AIG Life Companies will provide Dealer, at no expense to Dealer, with prospectuses and consumer brochures for use with the Policies. No sales or promotional materials, advertisements, circulars or other documents may be utilized by Dealer or its Representatives unless approved in writing by AIGESC and the AIG Life Companies prior to its use.




                                   ARTICLE VI

                                  COMPENSATION

1. During the term of this Agreement, the AIG Life Companies agree to pay compensation to Dealer as set forth in Schedule A to this Agreement. Schedule A may be amended or modified by the AIG Life Companies at any time, effective upon written notice to Dealer.

2. Dealer shall be solely responsible for the payment of any commissions to its Representatives.

3. If a premium is refunded by the AIG Life Companies to a purchaser for any reason, and Dealer has received compensation on the premium refunded, or if compensation has otherwise been overpaid to Dealer, Dealer shall promptly repay such compensation.

4. If a Policy sold by Dealer lapses or is surrendered, either fully or partially, and Dealer has received compensation with respect to such Policy pursuant to this Agreement, Dealer shall promptly repay such compensation, or portion thereof, as specified in Schedule A. If any such repayment is not promptly made, such amount may be deducted from any future payments due Dealer, or the AIG Life Companies may otherwise institute proceedings to recover such amounts. The AIG Life Companies shall have all rights of a creditor to collect amounts owed to it by Dealer.

                                   ARTICLE VII

                                   TERMINATION

1. This Agreement, including any addenda, schedules or supplements, may be terminated by any party hereto, without cause, upon thirty (30) days prior written notice by such party to the other parties.

2. This Agreement may also be terminated immediately by either of the AIG Life Companies or AIGESC upon the occurrence of any of the following events:

          (i) Dealer's registration or license with the NASD or any regulatory authority is suspended or terminated.

          (ii) Dealer has failed to promptly remit premium to the AIG Life Companies or has failed to promptly repay compensation as required by this Agreement.

1. Upon termination of this Agreement, compensation to Dealer will be paid as stated in Schedule A for Policies sold and premiums received prior to the termination date, unless payment of such compensation would violate any laws, rules or regulations of the NASD or any other regulatory authority.

2. Following termination of this Agreement, unless a Policy owner provides other instructions to the AIG Life Companies, Dealer may receive Policy information on each Policy sold by its Representatives under this Agreement.

                                  ARTICLE VIII

                                 INDEMNIFICATION

1. The AIG Life Companies shall indemnify Dealer against any liability or loss incurred by Dealer arising out of or in connection with:

         (i) allegations or claims that any prospectus or consumer brochures supplied by the AIG Life Companies or AIGESC to Dealer was materially false or misleading under federal or state securities laws or regulations or state insurance laws or regulations or the rules of the NASD or common law standards of fraud or misrepresentation;

         (ii) any allegation arising out of or in connection with intentional wrongdoing or gross negligence on the part of the AIG Life Companies or AIGESC in the course of any activities or conduct performed in relation to this Agreement.

1. Dealer shall indemnify the AIG Life Companies and AIGESC against any liability or loss incurred by the AIG Life Companies or AIGESC arising out of or in connection with:

     (i) any violation by Dealer or its Representatives of federal or state securities laws or regulations, or state insurance laws or regulations, or the rules of the NASD or common law standards of fraud or misrepresentation;

     (ii) any violation by Dealer or its Representatives of any of the terms of this Agreement;

     (iii)any intentional wrongdoing or gross negligence on the part of Dealer or its Representatives in the course of any activities or conduct performed in relation to this Agreement.

                                   ARTICLE IX

                               GENERAL PROVISIONS

1. All notices or communications shall be valid if in writing and hand delivered or sent by U.S. mail, postage prepaid, or by nationally recognized overnight courier, to each other party at its last known address.

2. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

3. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and assigns.

4. This Agreement and the rights, duties and obligations of the parties hereto shall not be assignable by any party hereto without the prior written consent of the other parties, and any purported assignment without such consent shall be void.

5. Each party shall promptly notify the other parties in writing of any complaints, claims, demands or actions having any bearing on this Agreement.

6. This Agreement supersedes all prior agreements among the parties relating to the Policies. This Agreement may not be modified unless by written agreement.

7. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement and any party hereto may execute this Agreement by signing one such counterpart.

8. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties have executed this Agreement effective

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                                                       /S/
AIG Life Insurance Company and              Dealer:_____________________________
     /S/                                               /S/
By:___________________________________      By: ________________________________
          VICE PRESIDENT                               VICE PRESIDENT
Title:_________________________________     Title:______________________________

American International Life Assurance       Insurance Agency (if different
    Company of New York                      than Dealer):
-----------------------------------
     /S/                                               /S/
By:___________________________________      By: ________________________________
          VICE PRESIDENT                               VICE PRESIDENT
Title:_________________________________     Title:_____________________________

AIG Equity Sales Corp.
     /S/
By:___________________________________
          VICE PRESIDENT
Title:__________________________________